Exhibit 10.1
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REFERRAL CAMPAIGN AGREEMENT
This REFERRAL CAMPAIGN AGREEMENT (this “Agreement”), dated as of June 4, 2009 (the “Effective Date”), for participation in a short-term referral campaign (the “Campaign”) is made by and between Advanta Bank Corp., a Utah industrial bank, (“Advanta”, “you”, “your” and words of similar meaning) and American Express Travel Related Services Company, Inc., a New York Corporation (“American Express”), on behalf of its division, OPEN from American Express (“OPEN”). “We”, “us”, “our” and words of similar meaning mean American Express.
WHEREAS, Advanta has elected to cease issuing small business credit cards and providing credit to small business credit accounts;
WHEREAS, Advanta desires to provide alternative credit solutions to the small business customers to whom Advanta issued a credit card other card-based financing option for commercial use by such small business accounts (each such individual, entity or account a “Business Customer”; any reference to Advanta’s Business Customers shall be deemed to include former Business Customers of Advanta.);
WHEREAS, American Express desires to make available to certain of Advanta’s Business Customers an invitation to apply for an OPEN Card Account, as defined in Schedule B (the “Invitation”) and Advanta desires to communicate the Invitation to such Business Customers; and
WHEREAS American Express desires that, on an exclusive basis, as specified in Sections 1.2, 1.3 and 1.6 below, Advanta, on behalf of American Express, extend the Invitation to such Business Customers, as provided herein.
NOW THEREFORE, in consideration of the parties’ respective covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
1. THE CAMPAIGN
1.1 Beginning on June 4, 2009 and continuing until the date that is sixty (60) calendar days thereafter or such earlier time as the Campaign shall be terminated by OPEN (the “Referral Window”), Advanta shall, on an exclusive basis (as specified in Sections 1.2 and 1.3), use commercially reasonable efforts to notify the Target Population (as defined in Schedule B) and only the Target Population, via marketing channels described in Schedule A (the “Communication Channels”) that such Business Customers in the Target Population have been selected to receive the Invitation, all strictly in compliance with the manner, method, scripts and verbiage approved in advance by you and American Express and shall refer Business Customers who express interest in the Invitation to American Express for consideration (such notification and referral campaign, together with any communications undertaken by American Express pursuant to Section 1.4, the “Campaign”). Notwithstanding the preceding sentence or any other provision of this Agreement (including Schedule A), Advanta has no duty to use every

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Communication Channel to communicate the Invitation to each Business Customer in the Target Population and may, with the express prior consent of American Express, communicate the Invitation to only a subset of the Target Population. Advanta may only discuss and communicate the Invitation during the Referral Window and may only discuss and communicate the Invitation to the Target Population; Advanta’s authorization to communicate the Invitation expires on the last day of the Referral Window. Advanta is providing referral services only and is not authorized hereunder to, and hereby covenants that it will not, discuss or describe any products or services issued by Amex or its parent or Affiliates, except as explicitly authorized by American Express.
1.2 In no event and under no circumstances may Advanta discuss or communicate the Invitation along with any invitation to apply for, offer to receive, or the like with respect to any charge card, credit card, debit card or other payment network, device or process, other than such a card or other payment network, device or process that is issued, sold or made available by any entity other than American Express, its parent or an affiliate thereof.
1.3 Advanta shall not, at any time during the Referral Window (and, as to any Business Customer in the Tier 1 Target Population, until the one-year anniversary of the Effective Date), communicate to the Target Population any invitation to apply for, offers to receive, or the like with respect to any charge card, credit card, debit card or other payment network, device or process, other than such a card or other payment network, device or process that is issued by American Express or any person controlled by, controlling or under common control with (each such person an “affiliate”) American Express, provided that Advanta may continue to market merchant card acceptance services on behalf of First Data Merchant Services Corporation (FDMS), pursuant to its agreement with FDMS.
1.4 Subject to the terms of this Agreement, including, but not limited to, Section 4.8 below, at any time during the Referral Window and ten (10) calendar days thereafter, American Express may use the Business Customer Information to communicate the Invitation to Business Customers in the Target Population.
1.5 Each party shall only communicate the Invitation and use distribution materials, including, without limitation, telephone scripts, e-mail messages and direct mail collateral (collectively, “Campaign Materials”), that is pre-approved by both parties and the same may be used only in strict compliance with the written instructions of OPEN (with respect to communication to be made by Advanta) or Advanta (with respect to communication to be made by American Express), as applicable, with respect thereto. You and American Express each have the right, each in its sole and absolute discretion, to approve or disapprove any proposed Campaign Materials and communications. In the event that either party desires to modify any Campaign Materials proposed by the other party, such party shall communicate such desired modifications to the other party within one (1) business day after such party’s receipt of any such proposed Campaign Materials and both parties shall mutually agree on the Campaign Materials to be used within one (1) business day following such party’s notification to the other party of its desired modifications.

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1.6 In no event and under no circumstances may Advanta share or disclose the Business Customer Information of the Target Population to issuers of charge cards, credit cards, debit cards or to payment network or payment processors except for the servicing of Advanta accounts. Notwithstanding anything to the contrary in this Agreement, no provisions of this Agreement shall limit or constrain Advanta’s use of any Business Customer Information that American Express is obligated to return or destroy pursuant to Section 8.7 from and after the time such obligation arises.
1.7 If we determine, in our sole discretion, that your website is unsuitable for the Campaign, we may revoke your authorization to use your website Communication Channel in connection with the Campaign and/or to terminate this Agreement upon Notice to you. As used in the preceding sentence, websites unsuitable for the Campaign include, without limitation, websites that, in American Express’s sole judgment:
(i) promote pornography,
(ii) promote gambling,
(iii) are otherwise offensive,
(iv) are defamatory or libelous,
(v) promote violence or contains hate speech,
(vi) are aesthetically unpleasing, or
(vii) target a non-U.S. based audience.
2. RESERVED
3. YOUR RESPONSIBILITIES IN CONNECTION WITH THE CAMPAIGN
3.1 You shall conduct the Campaign as provided in this Agreement. You shall create, implement and execute a customized, “high-touch” communication strategy with respect to the Tier 1 Target Population identified on Attachment 2 to Schedule B and American Express shall reasonably cooperate in such strategy, all subject to American Express’s prior approval, as provided herein. All communications in connection with the Campaign shall include a disclosure to the Business Customers that, if they accept the Invitation, Advanta may share certain information about such Business Customers and their Advanta accounts with American Express in order to process the application.
3.2 Except as otherwise expressly provided in this Agreement, you will be solely responsible for all of your Campaign Materials and communications. Unless expressly agreed by American Express in its sole and absolute discretion, recorded message calls shall not refer to American Express or use any branding, names, domain names, trademarks, trade names, trade dress or logos (“Marks”) belonging to American Express (“American Express Marks”). We

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disclaim all liability for such materials and communications, except to the extent that the same, and your use thereof, is in strict compliance with that which has been pre-approved and pre-authorized by us and are not changed by you. You are also responsible for notifying us of any problems with your participation in the Campaign in accordance with the terms of this Agreement. American Express (or a designee) will respond in normal course to all concerns upon notification.
3.3 You shall not seek to acquire prospects for American Express by representing that you can maintain, accept or refer applications for any American Express products or services. Other than your specific duties under this Agreement, you shall refrain from any activities that could be reasonably construed as you acting as an official American Express representative, including, but not limited to, sending e-mail (except to the extent expressly required and/or permitted hereby) about American Express, its products or services; maintaining, accepting or referring American Express card applications; or collecting personal information in conjunction with any application for an OPEN Card Account. In the event that you engage in any of the activities described in this Section 3.3, American Express may terminate this Agreement by Notice to you and the parties agree that American Express may seek immediate injunctive relief against, and monetary damages from, you.
3.4 Subject to Section 3.2, you shall change or modify content and/or creative features of Campaign materials communications that describe American Express products or services upon notification by, and strictly in accordance with the specifications provided by American Express by Notice to you. American Express shall not request any such changes that are inconsistent with this Agreement or the Campaign. If you continue to use such Campaign materials or communications after such Notice and fail promptly to make the changes or modifications required by such Notice or if you make change to the Campaign communications other than those prescribed by or consented to by American Express in its sole and absolute discretion, American Express maintains the right to terminate this Agreement by Notice to you and you shall have the obligation to indemnify, as provided in Section 10 below. American Express will use commercially reasonable efforts to provide Notice at least one (1) business day prior to the effective date of any such change or modification.
3.5 On the Effective Date, Advanta shall disclose to American Express the information listed on Schedule D with respect to the Target Population (the “Business Customer Information”) and, subject to the provisions of this Agreement, Advanta hereby authorizes American Express to communicate the Invitation directly to the Target Population. In disclosing the Business Customer Information pursuant to this Agreement, you shall comply with your privacy policies as well as applicable privacy and data security laws. You shall honor all applicable opt-out elections made by your customers and shall not disclose to us any information that you are not permitted or authorized to disclose.
3.6 Advanta shall be responsible for all of its costs related to its communication of the Invitation to the Target Population, including, without limitation all costs in connection with its activities via the approved Advanta communication channels. Advanta shall not, and hereby covenants and agrees that it will not, offer to any of its customers any incentive whatsoever beyond the value proposition of the OPEN Cards for which customers are referred in connection

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with the Campaign or applications by its Business Customers for an OPEN Card, provided that Advanta may make normal servicing or collections adjustments (such as the waiver of fees) for its customers in the context of servicing Advanta accounts, even though Advanta may communicate an Invitation during such servicing, provided that such adjustments are not conditioned on the customer’s application for, or receipt or use of, an OPEN Card Account. In the event that you materially violate your covenant in the immediately preceding sentence as to any Business Customer, you will forfeit all Referral Fees hereunder as to that Business Customer.
3.7 Advanta shall assign a unique source code to each Communication Channel and to each other marketing channel that the parties mutually agree to include in the Campaign. Advanta shall maintain, at its expense, one or more webpages accessed by one or more unique urls in the advanta.com domain, each of which will identify and record Business Customer in the Target Population who visits such website as a Business Customer in the Target Population who accessed the Invitation. Within seven (7) calendar days following the end of each calendar month of the term of this Agreement, Advanta shall provide to American Express in electronic format reasonably acceptable to American Express reports with respect to the performance of the Campaign, including Advanta Communication Channel traffic from the Target Population and the number of Business Customers in the Target Population who accessed Invitations.
3.8 In order to use your website Communication Channel to participate in the Campaign, your website must contain a privacy statement substantially similar to the privacy policy contained in Schedule F.
3.9 As between the parties, you will be solely responsible for the development, operation and maintenance of your website.
3.10 No more than one (1) time (but including follow up investigations on items identified in such audit) within the nine (9) month period following the Effective Date, Advanta shall allow a third party approved by Advanta, which consent shall not be unreasonably withheld, conditioned or delayed, on behalf of American Express, at American Express’s cost, to inspect and audit the applicable books and records of Advanta to reconcile the unique Advanta customer identification numbers that appear on Schedule B with the Business Customer Information. Any such audit shall be conducted upon reasonable advance Notice and during normal business hours and pursuant to such third party’s written agreement with American Express to maintain the confidentiality of information audited (or pursuant to professional duties to similar effect). If American Express becomes aware of any violation by such third party of such confidentiality obligations, it shall promptly notify Advanta and take all reasonable steps required to prevent further breach and disclosure; provided, however, that American Express shall be liable for any breach by such agent of, or failure by such third party to comply with such obligation and that such a breach or failure to comply by such agent will be deemed a breach of this Agreement by American Express. Advanta shall cooperate with any such audit. Upon American Express’s request, Advanta shall provide, within a reasonable period, documentation and information necessary for American Express to answer inquiries of auditors and regulatory authorities. Notwithstanding anything to the contrary in this Agreement, any disclosure of or access to confidential or personally identifiable information is subject to Advanta privacy policies, provided that Advanta represents and warrants that its privacy policies will not materially impede or impair and effective audit.

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4. OUR RIGHTS AND RESPONSIBILITIES
4.1 American Express shall assign unique source codes to the approved Communication Channels that may be used in connection with Campaign. American Express shall use commercially reasonable efforts to maintain, at its expense, one or more unique toll-free telephone numbers and one or more webpages accessed by one or more unique urls, each of which will identify and record each submitted application as referred by you pursuant to the Campaign (provided that such identification shall not establish the submitted application as having been submitted by a Business Customer in the Target Population) and shall use commercially reasonable efforts to maintain the accessibility of such telephone numbers and websites throughout the Referral Window and ten (10) days thereafter. American Express shall have the sole right and responsibility for processing all applications made by Business Customers. You acknowledge that all agreements relating to applications by Business Customers shall be between American Express and the Business Customer. Business Customers who apply for, and receive, OPEN Card Accounts through the Campaign will be deemed to be customers of American Express. Accordingly, all applicable American Express rules, policies, and operating procedures concerning customer applications, customer service, customer data, and product transactions will apply to those customers with respect to their OPEN Card Account(s). We may change our policies and operating procedures at any time. For example, we will determine the prices to be charged for products marketed under this Campaign in accordance with our own pricing policies.
4.2 With respect to the OPEN Card Accounts in connection with the Campaign:
(i) All communications discussing OPEN products will indicate that American Express Bank, FSB (“AEFSB”) or an affiliate thereof is the issuer of such OPEN Cards.
(ii) (a) AEFSB will accept or reject any application for an OPEN Card Account based solely upon application of AEFSB’s credit criteria, in its sole discretion.
(b)    Upon satisfaction by an applicant of AEFSB’s applicable credit criteria, AEFSB shall establish an OPEN Card Account for, and issue an OPEN card to, each qualifying applicant.
(c)    Except as otherwise provided herein, after referring a Business Customer to American Express, Advanta will not participate or attempt to participate in the credit application process.
(iii) AEFSB shall own, maintain and service the OPEN Card Accounts and shall extend credit with respect to all OPEN Card Accounts, and Advanta shall have no obligations or responsibilities for or be considered a creditor or service provider with respect to any OPEN Card Account for any purpose whatsoever. As between Advanta and American Express, American Express (or an affiliate thereof) shall be solely responsible for the

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establishment, maintenance and servicing of the OPEN Card Accounts, and shall be solely responsible for all credit and fraud losses on the OPEN Card Accounts. American Express may cancel or suspend credit privileges of any OPEN Card Account customer if American Express determines such action is warranted in accordance with its applicable credit policies and procedures. American Express (or its affiliate) shall be permitted to transfer ownership of the OPEN Card Accounts in connection with the securitization and other financing conducted in the ordinary course of its business. The parties acknowledge that AEFSB is the issuer of the OPEN Card Accounts under this Agreement and that nothing in this Section 4.2 or otherwise in this Agreement or anywhere else shall be deemed to imply in any way that Advanta, directly or indirectly, issues OPEN Card Accounts in connection with the Campaign or otherwise directly or indirectly issues OPEN card products. American Express (or its affiliate) shall have the sole discretion to delete, add or amend the features and benefits of the OPEN Card Accounts.
4.3 American Express (or its affiliate) shall perform all functions and services that are required to establish, maintain and administer the OPEN Card Accounts. American Express (or its affiliate) will apply its standard servicing standards in all circumstances, including but not limited to, when making credit-line adjustments, re-pricing the terms of an OPEN Card Account, authorizing transactions at the point of sale that involve credit limit overrides, that are generally consistent in all material respects the servicing standards applied to OPEN Card Accounts not referred by Advanta.
4.4 Except as otherwise expressly provided in this Agreement, American Express shall be responsible for its costs related to opening and operating the OPEN Card Accounts, including, but not limited to, credit-bureau costs, pre-screening and post-screening costs, credit-authorization costs, card-production costs, processing, servicing, administration, compliance, billing and collection costs, the cost of funding the card receivables and credit and fraud losses on the OPEN Card Accounts.
4.5 American Express will not, and is not obligated to, make any representations, warranties, or other statements concerning you, your communication channels, any of your products or services, or any of your policies, procedures and practices.
4.6 Except as otherwise expressly provided in this Agreement, American Express will be solely responsible for all of its Campaign Materials and communications. Advanta disclaims all liability for such materials and communications, except to the extent that the same, and your use thereof, is in strict compliance with that which has been pre-approved and pre-authorized by you and are not changed by us.
4.7 American Express shall comply with Advanta’s privacy policies, and applicable privacy and data security laws in dealing with the Business Customer Information. Except as provided in Section 4.8, American Express shall not use the Business Customer Information except to identify Business Customers in the Target Population, to communicate with them pursuant to Section 1.4, to evaluate their applications for OPEN Card Accounts, to service OPEN Card Accounts opened in connection with the Campaign, and to determine Advanta’s entitlement to a Referral Fee. Without limiting the foregoing, except as provided in Section 1.4, American Express shall not allow any third party to access or use the Business Customer Information, other than service providers acting on its behalf to perform actions that would be permitted under this Section 4.7 if conducted by American Express directly.

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4.8 (i) If American Express opens an OPEN Card Account for a Business Customer in the Target Population and is obligated to pay a Referral Fee (or has a right of set-off against a Referral Fee in accordance with Section 16.9) with respect thereto (subject to the fulfillment of the requirement in Section 1(iii) or Section 2(iv), as applicable, of Schedule B), it may thereafter use any Business Customer Information as to that Business Customer in any manner permitted by Advanta’s privacy policy or American Express’s privacy policy, as applicable, and applicable law in perpetuity.
(ii) American Express may also use any Business Customer Information as to any Business Customer in the Tier 1 Target Population (as defined in Schedule B) in any manner permitted by Advanta’s privacy policy and applicable law in perpetuity.
4.9 No more than one (1) time (but including follow up investigations on items identified in such audit) within the nine (9) month period following the Effective Date, American Express shall allow a third party approved by American Express, which consent shall not be unreasonably withheld, conditioned or delayed, on behalf of Advanta, at Advanta’s cost, to inspect and audit the applicable books and records of American Express relating to the calculation of Referral Fees, and the handling and use of Business Customer Information. Any such audit shall be conducted upon reasonable advance Notice and during normal business hours and pursuant to such third party’s written agreement with Advanta to maintain the confidentiality of information audited (or pursuant to professional duties to similar effect). If you become aware of any violation by such third party of such confidentiality obligations, you shall promptly notify American Express and take all reasonable steps required to prevent further breach and disclosure; provided, however, that you shall be liable for any breach by such agent of, or failure by such third party to comply with such obligation and that such a breach or failure to comply by such agent will be deemed a breach of this Agreement by you. American Express shall cooperate with any such audit. Upon Advanta’s request, American Express shall provide, within a reasonable period, documentation and information necessary for Advanta to answer inquiries of auditors and regulatory authorities. Notwithstanding anything to the contrary in this Agreement, any disclosure of or access to confidential or personally identifiable information is subject to American Express privacy policies, provided that American Express represents and warrants that its privacy policies will not materially impede or impair and effective audit.
4.10 Notwithstanding anything to the contrary in this Agreement, American Express shall not offer a balance transfer to any Business Customer in the Target Population with respect to any balance such Business Customer has on any Advanta account, whether during or after the term of this Agreement and whether before of after the opening of an OPEN Card Account for such Business Customer.
4.11 As between the parties, American Express will be solely responsible for the development, operation and maintenance of its website.

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5. REFERRAL FEES
5.1 We agree to pay you the Referral Fees, subject to, and as specified on, Schedule B. Each payment shall be accompanied by a report showing, on an aggregated basis, the number of OPEN Card Accounts with respect to which you have earned a Referral Fee for the previous week and for the year to date. You acknowledge that American Express’s tracking services are subject to factors beyond American Express’s reasonable control that may cause certain discrepancies in matching OPEN Card Accounts to an Advanta source code. You acknowledge that such discrepancies are unavoidable and, to the extent not attributable to American Express’s gross negligence or willful misconduct, will not constitute a material breach of this Agreement, provided that nothing in this or the preceding sentence shall affect Advanta’s rights to Referral Fees, as specified on Schedule B.
5.2 American Express will determine in good faith whether a Referral Fees is payable pursuant to Section 5.1. Subject to correction pursuant to an audit pursuant to Section 4.9, such determinations shall bind the parties.
6. REFERRAL FEE PAYMENT
Beginning at the end of the first calendar week (ending Sunday) after the date of this Agreement, American Express will pay you the Referral Fees earned on a weekly basis within seven (7) business days after the end of each calendar week. All payments pursuant to this Section 6 shall be in immediately available funds by wire transfer pursuant to instructions provided by you. You are only eligible to earn Referral Fees on Qualifying Referrals (as defined in Schedule B) occurring during the Referral Window, ten (10) calendar days thereafter and such longer period, if any, during which American Express maintains its designated telephone lines and urls pursuant to Section 8.6.
7. OWNERSHIP, LICENSES AND CONFIDENTIALITY
7.1 Each party owns and shall retain all right, title, and interest in its Marks, copyrights and proprietary technology, including, without limitation, those Marks, copyrights, and proprietary technology currently used or which may be developed and/or used by it in the future. Without limiting the generality of the foregoing, and except as provided in Section 4.8, you shall retain all ownership rights to all Business Customer Information.
7.2 We grant you a limited, revocable, non-exclusive license to use the graphic image and text, which may include American Express Marks, designated by us for your authorized use in connection with specific Campaign activities pursuant to this Agreement. Except as expressly set forth in this Agreement or permitted by applicable law, you may not copy, distribute, modify, reverse engineer, or create derivative works from the American Express Marks or any part thereof. You may not sublicense, assign, or transfer such license for the use of the American Express Marks or any part thereof, and any attempt at such sublicense, assignment, or transfer is void ab initio, provided that the parties understand and agree that you may use third party service providers for Campaign fulfillment, such as sending e-mails and printing and mailing communications. You agree to follow the American Express Brand Use Guidelines and the

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OPEN Brand Use Guidelines attached hereto as Schedule C and, upon Notice to you, as modified by us from time to time. We may revoke your license at any time by giving you Notice. Upon any such revocation, other than for your material breach of this Agreement, you may terminate this Agreement by Notice to American Express.
7.3 You agree to (a) cooperate with American Express in facilitating American Express’s control of the nature and quality of your use of the American Express Marks and (b) upon request, supply American Express or its designee with specimens of your use of the American Express Marks, if applicable.
7.4 As a condition to your acceptance and participation in the Campaign, you shall not undertake or engage in the following practices, and any violation of this Section 7.4 shall be deemed a material breach of this Agreement: (a) Except as expressly agreed by American Express, use or otherwise incorporate any American Express branded terms, the terms “American Express” or “Amex”, American Express product names, or any other American Express Marks (including, without limitation, the American Express Marks set forth on Schedule E hereto), or variations, misspellings or portions of any of the foregoing, in the domain name(s) of any of your websites or in any of the Communication Channels; (b) Make any representations, either express or implied, or create an appearance that a caller to Advanta or recipient of any communication from Advanta is calling or receiving a communication from American Express; (c) bid on and/or purchase American Express branded terms, the terms “American Express” or “Amex”, American Express product names, or any other American Express Marks (including without limitation, the American Express Marks set forth in Schedule E hereto), or variation or misspelling of any of the foregoing, through an internet search auction or otherwise; or (d) during and after the term of this Agreement, use any Mark which is confusingly similar to “American Express” or “Amex” or any other American Express Mark.
7.5 You will not, in connection with this Agreement, have any access whatsoever to the American Express website or any portion thereof.
7.6 You grant us a limited, revocable, non-exclusive license to use the graphic image and text, which may include your Marks (collectively, the “Advanta Marks”), designated by you for our authorized use in connection with specific activities pursuant to Section 1.4 of this Agreement. Except as expressly set forth in this Agreement or permitted by applicable law, we may not copy, distribute, modify, reverse engineer, or create derivative works from the Advanta Marks or any part thereof. We may not sublicense, assign, or transfer such license for the use of the Advanta Marks or any part thereof, and any attempt at such sublicense, assignment, or transfer is void ab initio, provided that the parties understand and agree that we may use third party service providers for Campaign fulfillment, such as sending e-mails and printing and mailing communications. You may revoke our license at any time by giving us Notice. Upon any such revocation, other than for our material breach of this Agreement, we may terminate this Agreement by Notice to you.
7.7 American Express agrees to (a) cooperate with Advanta in facilitating Advanta’s control of the nature and quality of our use of the Advanta Marks and (b) upon request, supply Advanta or its designee with specimens of American Express’s use of the Advanta Marks, if applicable.

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7.8 We shall not undertake or engage in the following practices, and any violation of this Section 7.8 shall be deemed a material breach of this Agreement: (a) Except as expressly agreed by Advanta, use or otherwise incorporate any Advanta branded terms, the term “Advanta,” Advanta product names, or any other Advanta Marks, or variations, misspellings or portions of any of the foregoing, in the domain name(s) of any of our websites or in any communications pursuant to Section 1.4; (b) Make any representations, either express or implied, or create an appearance that a caller to American Express or recipient of any communication from American Express is calling or receiving a communication from Advanta; (c) bid on and/or purchase Advanta branded terms, the term “Advanta”, Advanta product names, or any other Advanta Marks, or variation or misspelling of any of the foregoing, through an internet search auction or otherwise; or (d) during and after the term of this Agreement, use any Mark which is confusingly similar to “Advanta” or any other Advanta Mark.
7.9 The disclosure by either party to the other of Confidential Information, as defined in the Mutual Confidentiality Agreement between the parties, dated May 25, 2009 (the “Confidentiality Agreement”), during the term of this Agreement shall be governed by the provisions of Sections 1, 2, 3, 6, 10 and 12 of the Confidentiality Agreement, which are hereby incorporated in this Agreement, provided that notwithstanding Section 1(i) of the Confidentiality Agreement, such information may be used by the Receiving Party (as defined in the Confidentiality Agreement) only as authorized under this Agreement or as necessary to fulfill its obligations under this Agreement. Without limiting the definition of Confidential Information, the parties acknowledge and agree that American Express’s selection of the accounts included in the Target Population shall be deemed Confidential Information of American Express; subject to Section 4.8 above, all Business Customer Information shall be deemed the Confidential Information of Advanta; and information provided by one party to the other pursuant to Sections 3.8, 3.9, 4.9 and 4.10 shall be deemed Confidential Information of the disclosing party.
8. TERMINATION
8.1 American Express may terminate, suspend, or discontinue the Campaign, in whole or in part, at any time, for any reason, by Notice to you. Termination of the Campaign with respect to a specific Communication Channel shall not be deemed to terminate the Campaign with respect to any other Communication Channels. Each party agrees to promptly implement any Notice from the other party instructing it to cease all efforts in connection with the Campaign, including communication efforts to promote OPEN Card Accounts, provided that the party receiving any such Notice that terminates, suspends or discontinues, or results in the termination, suspension or discontinuation of, three or more of such party’s Communication Channels may terminate this Agreement by Notice to the other party.
8.2 Either party may terminate this Agreement immediately upon Notice to the other party for the other party’s material breach of this Agreement.

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8.3 American Express shall be entitled to terminate this Agreement immediately upon Notice to you if American Express determines, in its reasonable discretion, that there has been (i) poor execution by you in the Campaign, (ii) poor quality of applicants via the Campaign, or (iii) a negative public relations experience for American Express or OPEN as a result of the Campaign.
8.4 Termination of this Agreement shall also terminate the Campaign in whole. (i) The right to payment of Referral Fees for OPEN Card Accounts opened by Business Customers in the Target Population who applied for an OPEN Card Account on or before the date that is ten (10) calendar days following the end of the Referral Window and such longer period, if any, during which American Express maintains its designated telephone lines and urls pursuant to Section 8.6, (ii) causes of action, (iii) and any provisions which by their terms are intended to survive termination, each shall survive the termination of this Agreement. Without limiting the generality of the foregoing, Sections 1.2, 4.7, 4.8(i), 4.9, 4.11, 5, 6, 7, 8, 9, 10, 11, 12, 14, 15 and 16 and Schedule B shall survive termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, Section 4.8(ii) shall survive the termination of this Agreement only if such termination occurs more than 21 calendar days after the Effective Date.
8.5 Upon termination of this Agreement for any reason, each party will immediately cease use of all links (if any) to the other party’s website, any Marks of the other party, and all other Campaign Materials and communications provided by or on behalf of the other party in connection with the Campaign.
8.6 Upon termination of the Campaign or this Agreement for any reason, though both parties shall immediately cease all communication efforts and initiatives in connection with the Campaign, American Express shall, for a period of ten (10) calendar days after such termination (or such longer period as may be required by applicable law or by American Express policies), subject to American Express privacy policies, continue to maintain the toll-free telephone numbers websites and urls described in Section 4.1.
8.7 Except as provided below, American Express shall return or certify the destruction of all copies of the Business Customer Information within twenty (20) days of the earlier of the termination of this Agreement for any reason or the expiration of the Referral Window. The exceptions to the preceding sentence are as follows:
(i) American Express may retain the Business Customer Information as to any Business Customer described in Section 4.8.
(ii) American Express may retain the Business Customer Information as to any Business Customer who meets the requirements of Sections 1(i)-(ii) or 2(i)-(iii) of Schedule B, as applicable, within ten (10) days after the termination of this Agreement or the expiration of the Referral Window, as applicable, for fifty (50) days after the earlier of such termination or expiration.
8.8 Upon termination of this Agreement for any reason, within thirty (30) days after such termination Advanta shall return or certify the destruction of all evidence of American Express’ selection of the Target Population and the Tier 1 Target Population, including, without limitation, drafts thereof provided prior to the Effective Date and all copies thereof.

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9. REPRESENTATIONS AND WARRANTIES
9.1 You represent and warrant that (a) the execution and delivery of this Agreement by you and your consummation and performance of the transactions and obligations contemplated hereby have been duly authorized by all corporate action necessary on your part, (b) the execution and delivery of this Agreement by you does not breach or violate any other agreement to which you are a party or to which you are subject, (c) you have the legal right and authority to provide the Business Customer Information to American Express as contemplated by this Agreement, (d) your disclosure of, and our receipt and use of the Business Customer Information as contemplated by this Agreement and consistent with its terms, will not violate any privacy representations or disclosures to your customers or their opt-out elections, (d) our use, as contemplated by this Agreement and consistent with its terms, of the Business Customer Information will not infringe on any third party’s copyright, trademark or trade secret rights or any right of publicity or privacy, (e) any material which is displayed on webpages you use in connection with the Campaign will not (i) infringe on any third party’s copyright, patent, trademark, trade secret, or other proprietary rights or right of publicity or privacy; (ii) violate any applicable law, statute, ordinance, or regulation; (iii) be defamatory or libelous; (iv) be lewd, pornographic, or obscene; (v) violate any laws regarding unfair competition, anti-discrimination or false advertising; (vi) promote violence or contain hate speech; (vii) promote discrimination, based on race, age, sex, religion, nationality, sexual orientation, or disability; or (viii) contain viruses, trojan horses, worms, time bombs, cancelbots, or other similarly harmful or deleterious programming routines.
9.2 American Express represents and warrants that (a) the execution and delivery of this Agreement by it and its consummation and performance of the transactions and obligations contemplated hereby have been duly authorized by all corporate action necessary on its part and (b) your use, as contemplated by this Agreement and consistent with its terms, of content provided by American Express for inclusion in Campaign Materials and communications will not infringe on any third party’s copyright, trademark or trade secret rights or any right of publicity or privacy, (c) any material which is displayed on webpages we use in connection with the Campaign will not (i) infringe on any third party’s copyright, patent, trademark, trade secret, or other proprietary rights or right of publicity or privacy; (ii) violate any applicable law, statute, ordinance, or regulation; (iii) be defamatory or libelous; (iv) be lewd, pornographic, or obscene; (v) violate any laws regarding unfair competition, anti-discrimination or false advertising; (vi) promote violence or contain hate speech; (vii) promote discrimination, based on race, age, sex, religion, nationality, sexual orientation, or disability; or (viii) contain viruses, trojan horses, worms, time bombs, cancelbots, or other similarly harmful or deleterious programming routines.
9.3 EXCEPT AS STATED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. AMERICAN EXPRESS MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE CAMPAIGN OR ANY

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PRODUCTS OR SERVICES SOLD THROUGH THE CAMPAIGN OR THAT THE AMERICAN EXPRESS SITE OR THE TOLL-FREE TELELPHONE NUMBER(S) FOR THE CAMPAIGN WILL BE UNINTERRUPTED OR ERROR-FREE AND, EXCEPT AS PROVIDED IN SECTION 4.1, WE WILL NOT BE RESPONSIBLE FOR CONSEQUENCES OR ANY INTERRUPTIONS OR ERRORS.
10. INDEMNIFICATION
10.1 Each party (each an “Indemnifying Party”, as applicable) agrees to indemnify, defend and hold harmless the other party (each an “Indemnified Party”, as applicable), its affiliates, successors and assigns and their respective officers, directors, employees and agents, from and against any and all losses, liabilities, damages, actions, claims, expenses and costs including, without limitation, reasonable attorneys’ fees, which result or arise from third party claims arising out of, or based on, any of the following: (i) the negligence, gross negligence or intentional misconduct of the Indemnifying Party, its agents, independent contractors, servants and/or employees, including third party service providers used to perform the obligations of the Indemnifying Party hereunder; (ii) the Indemnifying Party’s breach of this Agreement or any of the terms hereunder; any inaccuracy or misrepresentation contained in the representations and/or warranties of the Indemnifying Party hereunder; (iii) any claim for infringement of any United States patent, copyright, trademark, trade secret or other proprietary right as a result of the Indemnifying Party’s actions or inactions in connection with this Agreement, (iv) any claim arising from to the Indemnifying Party’s website, including, without limitation, all content therein not contributed directly by the Indemnified Party.
10.2 The Indemnified Party will promptly give Notice to the Indemnifying Party upon learning of any claim indemnifiable under Section 10.1, provided that delay in providing such Notice or failure to provide such Notice shall not affect the Indemnified Party’s indemnification rights hereunder, except to the extent the Indemnifying Party establishes actual harm caused by such delay or failure. The purported Indemnified Party will provide the purported Indemnifying Party with all relevant available information reasonably requested and reasonable assistance in defending indemnified claims. Upon the purported Indemnifying Party’s Notice that (1) it elects to assume the defense of a claim, at its own expense, while reserving its rights with respect to whether such claim is, in fact subject to indemnification or (2) accepts a claim as indemnifiable under Section 10.1, it will have authority to defend such claim, provided that it may not settle any such claim upon terms that provide for (a) more than money damages and (b) any action or inaction on the part of the Indemnified Party (including the admission of guilt) without the Indemnified Party’s consent, which consent will not be unreasonably withheld, conditioned or delayed. In the event that (i) the Indemnifying Party does not accept a claim as indemnifiable under Section 10.1 and such claim subsequently is determined to be indemnifiable under such Section, or (ii) even though the Indemnifying Party acknowledges that a claim is indemnifiable hereunder, elects not to assume the defense or disposition of the Indemnified Party against such claim in a timely manner and the Indemnified Party assumes its own defense or disposition thereof, then the Indemnifying Party shall reimburse the Indemnified Party for its reasonable costs and expenses in connection therewith within ten (10) business days of its demand therefor.

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11. PUBLIC STATEMENTS
Neither party may issue any press release or public announcement, distribute any marketing or promotional materials or otherwise make any public communications regarding this Agreement or your participation in the Campaign without the other party’s prior written consent, provided that either party may disclose the terms of this Agreement and its text (i) if required by federal or state securities laws and regulations or the rules of any securities exchange on which such party’s securities are listed and (ii) the other party has received prior notice of such disclosure and an opportunity to comment on the text of the same. American Express understands that you intend to disclose the terms of this Agreement promptly after the date hereof in a filing pursuant to the Securities Exchange Act of 1934 on Form 8-K and to disclose the text of this Agreement pursuant to the Securities Exchange Act of 1934 as an exhibit to its next filing on Form 10-Q. You shall, prior to any such disclosure, provide American Express with drafts thereof and shall consider any comment American Express may make on such drafts. You shall cooperate with American Express to create messaging in response to any inquiries or public relations consequences as a result thereof. All messaging and communication in response to any inquiries or public relations consequences as a result of your disclosure with respect hereto in a filing pursuant to the Securities Exchange Act of 1934 on Form 8-K and as an exhibit to your next filing on Form 10-Q shall be pre-approved by American Express.
12. LIMITATION OF LIABILITY
In no event shall either party be liable to the other party for any direct, indirect, special, exemplary, consequential, or incidental damages, even if informed of the possibility of such damages.
13. MODIFICATIONS TO THIS AGREEMENT
Modifications to this Agreement may only be made in a writing duly executed by both parties.

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14. NOTICES
14.1 All notices, consents, requests, instructions, approvals, and other communications made, required or permitted hereunder (each herein, a “Notice”) shall be given in writing and delivered: (i) by personal delivery, (ii) by confirmed facsimile transmission, (iii) by electronic mail, (iv) by certified or registered mail (return receipt requested), or (v) by a nationally recognized overnight courier. If the Notice is to you, it shall be addressed to:
If to you:

Advanta Bank Corp.
Attn: Ajay Pillai & James Shreero
Welsh & McKean Roads
P.O. Box 844
Spring House, PA 19454
Fax No. 215.444.5915
Electronic Mail Address:	apillai@advanta.com and
jshreero@advanta.com
with a copy to:

Advanta Bank Corp.
Legal Department
Welsh & McKean Roads
P.O. Box 844
Spring House, PA 19454
Fax No. 215.444.5915
Electronic Mail Address:	estone@advanta.com
If to American Express:

American Express
Attention: Mary Ann Fitzmaurice Reilly
3 World Financial Center
200 Vesey Street
New York, NY 10285
Fax No. (212) 640-9166
Electronic Mail Address:	Maryann.Fitzmaurice@aexp.com

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with a copy to:

American Express
Attn: OPEN Counsel
3 World Financial Center
200 Vesey Street
New York, NY 10285
Fax No. (212) 640-9245
Electronic Mail Address:	Charlita.C.Cardwell@aexp.com
or such other address as either party may give the other by Notice from time to time. The effective date of such Notice shall be deemed to be the date upon which any Notice is delivered to the addressee.
15. DISPUTE RESOLUTION:
15.1 The parties agree that any and all disputes and claims or controversies arising out of or related to this Agreement shall be submitted to mediation and if the matter is not resolved through mediation, it shall be submitted for arbitration upon the election of either party. Unless the parties agree otherwise, any mediation and/or arbitration shall, if instituted by us, take place in Philadelphia and, if instituted by you, take place in New York, NY and also shall be administered by, and pursuant to the Commercial Mediation Procedures and the Commercial Arbitration Rules of the American Arbitration Association. Disputes shall be arbitrated on an individual basis. There shall be no right or authority for any disputes to be arbitrated on a class action basis or in a purported representative capacity on behalf of the general public or other persons similarly situated. The arbitrator’s authority to resolve disputes and to make awards is limited to disputes between you and us alone, and is subject to the limitations of liability set forth above. Furthermore, disputes brought by either party against the other may not be joined or consolidated in arbitration with disputes brought by or against any third party, unless agreed to in writing by all parties. No arbitration award or decision shall be given preclusive effect as to issues or claims in any dispute with anyone who is not a party to the arbitration. If any portion of this Section 15.1 regarding the arbitrator’s authority to resolve disputes between only you and us is stricken from this Agreement or deemed otherwise unenforceable, then this entire Section 15 shall be stricken from this Agreement.
15.2 The provisions of this Section 15 may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.
16. GENERAL
16.1 Each party shall act as an independent contractor and shall have no authority to obligate or bind the other in any respect, and nothing in this Agreement (including any offer for an OPEN Card Account) shall create any partnership, joint ventures, agency, franchise, sales representative, or employment relationship between the parties. Neither party shall make any statement, whether via any Communication Channel or otherwise, that reasonably would contradict anything in this Section 16.1.

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16.2 You acknowledge that you have read this Agreement and agree to all its terms and conditions. You understand that, subject to Section 4.7, we may at any time (directly or indirectly) solicit customer referrals on terms that may differ from those contained in this Agreement or operate websites that are similar to or compete with websites that you own or operate. We understand that, subject to Sections 1, 3 and 7, you may at any time (directly or indirectly) solicit customer referrals on terms that may differ from those contained in this Agreement or operate websites that are similar to or compete with websites that we own or operate. You have independently evaluated the desirability of participating in the Campaign and are not relying on any representation, guarantee, or statement other than as set forth in this Agreement.
16.3 THIS AGREEMENT HAS BEEN MADE IN AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES AND NEW YORK STATE WITHOUT REFERENCE TO RULES GOVERNING CHOICE OF LAWS. SUBJECT TO SECTION 15, ANY ACTION TO ENFORCE THIS AGREEMENT SHALL BE BROUGHT IN THE FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK.
16.4 This Agreement may be agreed to in more than one counterpart, each of which together shall form one and the same instrument. The parties agree that execution may be achieved in any format convenient to the parties.
16.5 The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Neither party may assign this Agreement, without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however that, American Express may assign this Agreement to its parent or to an affiliate or subsidiary thereof without your consent. Subject to that restriction, this Agreement will be binding on, inure to the benefit of, and enforceable against the parties and their respective successors and permitted assigns. Either party’s failure to enforce the other party’s strict performance of any provision of this Agreement will not constitute a waiver of such party’s right to subsequently enforce such provision or any other provision of this Agreement.
16.6 The parties agree that any breach of either of the parties’ obligations regarding Marks, confidentiality, and/or customer data may result in irreparable injury for which there may be no adequate remedy at law. Therefore, in the event of any breach or threatened breach of a party’s obligations regarding Marks, confidentiality, and/or customer data, the aggrieved party will be entitled to seek equitable relief in addition to its other available legal remedies in a court of competent jurisdiction.

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16.7 You acknowledge that American Express’s servers, equipment (including telephone systems), and services (e.g., tracking and reporting) may be subject to temporary modifications or shutdowns due to causes beyond American Express’s reasonable control. Such temporary service interruptions will not constitute a material breach of this Agreement. American Express will use commercially reasonable efforts to provide the services and products contemplated under this Agreement and to remedy any temporary interruptions or other problems that adversely affect the Campaign.
16.8 Each party agrees to comply with all applicable laws, rules and regulations and to abide by all applicable privacy policies in its consummation and performance of the transactions and obligations contemplated by this Agreement.
16.9 Any amounts payable by one party to another may be used by such party, in its sole discretion, as an offset against any of the other’s payment obligations under this Agreement.
16.10 This Agreement and the Confidentiality Agreement embody the entire agreement and understanding of the parties and supersedes any and all prior agreements, arrangements, and understandings relating to the matters provided for herein.
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IN WITNESS WHEREOF, each party hereto has caused this Referral Campaign Agreement to be executed by its duly authorized representative as of the Effective Date.

ADVANTA BANK CORP.		American Express Travel
Related Services Company, Inc.

By:	/s/ John F. Moore	By:	/s/ Mary Ann Fitzmaurice Reilly

Name:	John F. Moore	Name:	Mary Ann Fitzmaurice Reilly
Title:	President	Title:	Senior Vice President,
Partnerships & New Business Development
American Express OPEN

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AMENDMENT NO. 1
TO
REFERRAL CAMPAIGN AGREEMENT
This Amendment No. 1 to Referral Campaign Agreement (this “Amendment No. 1”) dated as of June 18, 2009 (the “Amendment No. 1 Effective Date”), is made by and between Advanta Bank Corp., a Utah industrial bank, (“Advanta”, “you”, “your” and words of similar meaning) and American Express Travel Related Services Company, Inc., a New York Corporation (“American Express”), on behalf of its division, OPEN from American Express (“OPEN”). “We”, “us”, “our” and words of similar meaning mean American Express.
Recitals:
WHEREAS Advanta and American Express entered into a Referral Campaign Agreement dated as of June 4, 2009 (the “Agreement”);
WHEREAS Advanta and American Express now desire to amend the Agreement and enter into this Amendment No. 1 to provide for additional communication initiatives to be performed by Advanta and to clarify the definition of Target List, as set forth herein; and
WHEREAS all capitalized terms used herein and not defined herein are used with the meaning ascribed thereto in the Agreement;
NOW THEREFORE, for and in consideration of the premises and mutual covenants contained herein, the parties agree as follows:
1.	Amendment. The Agreement is hereby amended, as of the Amendment No. 1 Effective Date, by:
(a)
amending Section 1 by amending Subsection 1.1 thereof by inserting the following as the third and fourth sentences thereof: “Further, Advanta, at the direction of American Express, shall communicate the Invitation to only a subset of the Target Population if any of the following apply: (i) in American Express’s reasonable discretion, certain Business Customers need to be suppressed from communications hereunder to comply with American Express’s privacy policies or applicable law, or (ii) only for marketing communications in the AOBT, AEM and ADM Communication Channels (as defined in Schedule A), at American Express’s reasonable discretion. If requested by American Express and at American Express’s expense, Advanta shall use a third party service provider approved in advance by American Express to limit the recipients of any marketing communication through the ADM or AEM channels (as defined in Schedule A) pursuant to the preceding sentence.”;

(b)	amending Section 3 of the Agreement by adding a new Subsection 3.11 thereto as follows:

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“Advanta shall permit American Express to monitor calls that occur in the AIBT and AOBT Communication Channels (as defined on Schedule A) by (i) providing American Express once per week with at least one hour each of recorded calls in which the Invitation is communicated in each of the AIBT and AOBT Communication Channels, selected on a random basis, and (ii) as requested by American Express, allowing American Express employees at Advanta’s premises to listen to live calls, on a random basis, in which the Invitation is communicated in each of the AIBT and AOBT Communication Channels.”;
(c)	amending Schedule A of the Agreement by deleting the Schedule A attached thereto in its entirety and replacing the same with the Schedule A attached hereto; and

(d)
amending Schedule B of the Agreement by amending the definition of “Target Population” appearing therein by deleting the second and third sentences thereof in their entirety and replacing the same with the following:

“As of the date on which Additional Targets (as defined below) are selected by American Express (the “Additional Target Date”), which date shall be on or after the date that is on or after seven (7) calendar days following the Effective Date, the Target Population shall also include an additional group of 25,000 Business Customers (the “Additional Targets”) that American Express shall select and provide as a data file to Advanta within seven (7) calendar days of the Effective Date from the information provided to it pursuant to the Confidentiality Agreement and such additional information as it may reasonably request. Advanta shall cooperate with American Express and assist it in selecting the Additional Targets. For the avoidance of doubt, Referral Fees shall be payable with respect to the Additional Targets only from and after the date on which Advanta commences communicating the Invitation to the Additional Targets.”.
2.
Termination of Amendment No. 1. In the event that the Agreement is terminated, this Amendment No. 1 shall terminate automatically without any further action on the part of the parties, as of the effective date of such termination of the Agreement.

3.
Agreement. Other than as provided in this Amendment No. 1, all terms and provisions of the Agreement remain in full force and effect and, from and after the Amendment No. 1 Effective Date, the words “this Agreement”, “hereof”, “herein” and words of like import appearing in the Agreement shall mean the Agreement, as supplemented by this Amendment No. 1, unless this Amendment is terminated prior to the termination of the Agreement, in which case, such words shall mean the Agreement, as in effect prior to the execution and delivery of this Amendment No. 1, as amended and/or supplemented my any supplements and/or other amendments executed after the date hereof.

4.
Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one instrument notwithstanding that each party is not a signatory to the same counterpart.

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IN WITNESS WHEREOF, each party, by each of their respective duly authorized representatives, hereby executes this Amendment No. 1 to Referral Campaign Agreement, as of the Amendment No. 1 Effective Date.

ADVANTA BANK CORP.		American Express Travel
Related Services Company, Inc.

By:	/s/ James L. Shreero	By:	/s/ Mary Ann Fitzmaurice Reilly

Name:	James L. Shreero	Name:	Mary Ann Fitzmaurice Reilly
Title:	Senior Vice President	Title:	Senior Vice President,
Partnerships & New Business
Development
American Express OPEN